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                                                                   EXHIBIT 43

                              ALLIED GROUP, INC.
                               701 FIFTH AVENUE
                          DES MOINES, IOWA 50391-2000
                          ___________________________

        STATEMENT PURSUANT TO SECTION 521A.3 OF THE IOWA INSURANCE LAWS REGARDING THE PROPOSED ACQUISITION OF ALLIED GROUP, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES, AMCO INSURANCE COMPANY, DEPOSITORS INSURANCE COMPANY AND ALLIED
                    PROPERTY AND CASUALTY INSURANCE COMPANY

                          ___________________________

To the Shareholders of
ALLIED Group, Inc.:

          The following information is provided pursuant to Section 521A.3 of the Iowa Insurance Laws, 1997 Code of Iowa (the "Iowa Insurance Laws") concerning the proposed acquisition (the "Acquisition") of Allied Group, Inc., an Iowa corporation (the "Company"), by Nationwide Mutual Insurance Company, an Ohio mutual insurance company ("Nationwide Mutual"), and Nationwide Mutual's wholly-owned subsidiary, Nationwide Group Acquisition Corporation, an Ohio corporation ("Acquisition Sub"). The acquisition will be effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 3, 1998 by and among the Company, Nationwide Mutual and Acquisition Sub. The Company owns all of the outstanding capital stock of AMCO Insurance Company, Depositors Insurance Company and ALLIED Property & Casualty Insurance Company, each of which is an Iowa domestic stock insurance company (collectively, the "Insurers").

          In connection with the proposed Acquisition, on May 19, 1998, Nationwide Mutual filed with the Insurance Division of Iowa a "Statement Regarding the Acquisition of Control of or Merger With a Domestic Insurer" on Form A, which Statement was amended on June 26, 1998 (as so amended, the "Form A Application"). In compliance with the Iowa Insurance Laws, the Company is hereby providing to shareholders of the Company who are eligible to vote on the proposed Acquisition a summary of such Form A Application.

 THE FORM A APPLICATION CONTAINS CERTAIN SPECIFIED INFORMATION AS REQUIRED BY
 SECTION 521A.3(2) OF THE IOWA INSURANCE LAWS. THE FORM A APPLICATION BY THIS REFERENCE IS MADE A PART HEREOF. INFORMATION CONTAINED IN THE FORM A APPLICATION
 IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE INSURANCE DIVISION OF IOWA, 330 EAST MAPLE STREET, DES MOINES, IOWA 50319. THE INSURANCE DIVISION OF IOWA
 REQUIRES THAT ALL VISITS TO INSPECT FILES BE SCHEDULED IN ADVANCE BY CALLING
                                (515) 281-4445.
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                         SUMMARY OF FORM A APPLICATION
                    OF NATIONWIDE MUTUAL INSURANCE COMPANY
                         TO ACQUIRE ALLIED GROUP, INC.
AND ITS WHOLLY-OWNED SUBSIDIARIES AMCO INSURANCE COMPANY, DEPOSITORS INSURANCE
               COMPANY AND ALLIED PROPERTY AND CASUALTY COMPANY.


          Below is a summary of the information set forth in the Form A Application filed by Nationwide Mutual in connection with the proposed Acquisition. The information contained in this summary is based on the information set forth in the Form A Application, and is qualified in its entirety by the Form A Application.

ITEM 1 -- NAME AND ADDRESS OF INSURER; METHOD OF ACQUISITION

          The full names of the Insurers are: AMCO Insurance Company, Depositors Insurance Company, and ALLIED Property and Casualty Insurance Company. The address of each such Insurer is 701 Fifth Avenue, Des Moines, Iowa 50391-2000. The Insurers are each wholly-owned stock subsidiaries of the Company.

          On June 3, 1998, the Company, Nationwide Mutual and Acquisition Sub executed the Merger Agreement. Under the Merger Agreement, the Acquisition will be accomplished through a tender offer (the "Offer") by Acquisition Sub for all of the outstanding shares of Common Stock, no par value (the "Common Stock") of the Company, followed by a merger (the "Merger") of Acquisition Sub with and into the Company. Concurrently with the execution of the Merger Agreement, Nationwide Mutual also entered into an Agreement and Plan of Merger with ALLIED Mutual Insurance Company ("ALLIED Mutual"), pursuant to which, among other things, ALLIED Mutual will merge with and into Nationwide Mutual, and a Shareholder Agreement pursuant to which, among other things, ALLIED Mutual agreed to tender all the shares of Common Stock owned by it into the Offer, and to certain restrictions on disposition and voting of the shares of 6 3/4% Series Preferred Stock, no par value, of the Company owned by it. Also, concurrently with the Merger Agreement, Nationwide Mutual entered into an Agreement and Plan of Merger with ALLIED Life Financial Corporation ("ALFC"), pursuant to which ALFC will merge with and into a subsidiary of Nationwide Mutual and a Shareholder Agreement with ALLIED Mutual, pursuant to which, among other things, ALLIED Mutual agreed to certain restrictions on disposition and voting of the shares of 6.75% Series Preferred Stock, no par value, and common stock of ALFC owned by ALLIED Mutual. The result of the Offer and the Merger will be a change in control of the Insurers under Sections 521A.3 of the Iowa Insurance Laws.

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          Attached and incorporated by reference into the Form A Application are the original Schedule 14D-1 and Amendment No.6 thereto (together, the "Schedule 14D-1") filed by Nationwide Mutual with the Securities and Exchange Commission in connection with the Offer.

ITEM 2 -- IDENTITY AND BACKGROUND OF THE APPLICANT

The Form A Application states that:

          The name and address of the proposed acquiror is:

          Nationwide Mutual Insurance Company
          One Nationwide Plaza
          Columbus, Ohio 43215

          Nationwide is a mutual insurance company organized under Ohio law in 1925. Nationwide Mutual and Nationwide Mutual Fire Insurance Company are mutual insurance companies which are the controlling entities of the Nationwide Insurance Enterprise, an affiliated group of over 100 companies that offer a wide range of insurance and investment products and services representing assets of $83 billion as of December 31, 1997. Nationwide Mutual intends to continue its present method of operation. As a mutual insurance company, Nationwide Mutual has no shareholders.

          Acquisition Sub was incorporated on May 15, 1998 for the purpose of completing the contemplated Offer. Acquisition Sub is a wholly-owned stock subsidiary of Nationwide Mutual with a home and principal executive office address at One Nationwide Plaza, Columbus, Ohio 43215.

          An organizational chart of Nationwide Mutual as of March 31, 1998, which clearly identifies the relationship between Nationwide Mutual and all its subsidiaries and affiliates and also includes the percentage of voting securities held in each entity by Nationwide Mutual and its subsidiaries and affiliates is attached as Exhibit C to the Form A Application.

ITEM 3 -- IDENTITY AND BACKGROUND OF INDIVIDUALS ASSOCIATED WITH NATIONWIDE
MUTUAL

The Form A Application states that:

          The names and business addresses of the directors and executive officers of Nationwide Mutual are set forth in the 1997 Insurance Holding Company Act System Registration Statement filed by Nationwide Mutual with the Iowa Department of Insurance

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(and which is incorporated by reference into the Form A Application) and in
Schedule I of Exhibit A to the Form A Application.

          As a mutual company, Nationwide Mutual has no voting securities.

ITEM 4 -- NATURE, SOURCE AND AMOUNT OF CONSIDERATION

The Form A Application states that:

          The aggregate consideration to be paid by Acquisition Sub to purchase the Common Stock in the offer is equal to approximately $1.5 billion.

          The source of funds to complete the Acquisition will be cash on hand of Acquisition Sub following a capital contribution from Nationwide Mutual. Consideration paid to shareholders for their shares will be deposited with a depository which will act as agent for the purpose of transmitting payments to tendering shareholders.

          The amount of consideration was determined through an evaluation of the fair market value of shares of the Company based on publicly available information and an appropriate premium to induce the Company's shareholders to tender their shares.

ITEM 5 -- FUTURE PLANS FOR INSURER

The Form A Application states that:

          Except as described in the Form A Application and the exhibits incorporated therein, Nationwide Mutual does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries or affiliates, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or affiliates, or any material change in the Company's capitalization, dividend policy, corporate structure, or business. Acquisition Sub and the Company will merge, and the Company, which shall be the surviving company, will continue its corporate existence under the laws of the State of Iowa under the name "ALLIED Group, Inc."

ITEM 6 -- VOTING SECURITIES TO BE ACQUIRED

The Form A Application states that:

          Pursuant to the Offer, Nationwide Mutual intends to cause Acquisition Sub to purchase all of the outstanding shares of Common Stock. Based on information from the

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Company, at the close of business on June 2, 1998, there were 30,114,827 Common
Shares outstanding and 31,261,311 shares outstanding on a fully diluted basis. Nationwide Mutual currently owns 1,498,600 shares. Therefore, assuming no change in the number of shares of Common Stock outstanding after June 2, 1998, Nationwide Mutual would cause Acquisition Sub to purchase up to 28,616,227 shares for $48.25 per share pursuant to the Offer.

          The fairness of the purchase price was arrived at by Nationwide Mutual's evaluations and analysis of the fair market value of the Common Shares based on publicly available information plus an appropriate premium to induce the Company's shareholders to tender their shares.

ITEM 7 -- OWNERSHIP OF VOTING SECURITIES

The Form A Application states that:

          Nationwide Mutual currently owns 1,498,600 shares of Common Stock of the Company, which represents approximately 4.9% of the outstanding Common Stock based on information provided by the Company as of the close of business on June 2, 1998.

ITEM 8 -- CONTRACTS, AGREEMENTS, OR UNDERSTANDINGS WITH RESPECT TO VOTING SECURITIES OF THE INSURER

The Form A Application states that:

          There is no contract, agreement or understanding with respect to the voting securities of the Company, its affiliates or any person listed in Item 3 thereof.

          The terms of the Shareholder Agreement are summarized in the Schedule 14D-1.

ITEM 9 -- RECENT PURCHASES OF VOTING SECURITIES

The Form A Application sets forth all purchases of Common Stock during the 12 calendar months preceding the filing thereof by Nationwide Mutual.

ITEM 10 -- RECENT RECOMMENDATIONS TO PURCHASE

The Form A Application states that:

          There have been no recommendations to purchase voting securities of the Company by Nationwide Mutual, its affiliates or any person on behalf of Nationwide Mutual during

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the 12 calendar months preceding the filing of the Form A Application, except in connection with the proposed Acquisition.

ITEM 11 -- AGREEMENTS WITH BROKER-DEALERS

The Form A Application states that:

          No person shall be entitled to a broker's or franchise fee or any other commission in connection with the Offer, except as follows: (i) Nationwide Mutual retained Credit Suisse First Boston Corporation and is solely liable for the payment of any and all fees and expenses to Credit Suisse First Boston Corporation; (ii) Nationwide Mutual has retained ChaseMellon Shareholder Services, L.L.C. and is solely liable for the payment of any and all fees and expenses to ChaseMellon Shareholder Services, L.L.C.; and (iii) Nationwide Mutual has retained Georgeson & Company Inc., and is solely liable for the payment of any and all fees and expenses to Georgeson & Company Inc. Nationwide Mutual will indemnify the Company from any liability in connection therewith.

ITEM 12 --  FINANCIAL STATEMENTS AND EXHIBITS

          The Form A Application states that Annual and Quarterly Statements of Nationwide Mutual and its affiliated property and casualty insurance companies for the past five years are attached thereto as set forth therein.

ITEM 13 -- SIGNATURE AND CERTIFICATION

          The Form A Application is signed and certified on behalf of Nationwide Mutual by Mark B. Koogler, Vice President-Associate General Counsel.

                                * * * * * * * *

Very truly yours,



Douglas L. Andersen
President and Chief Executive Officer
-------------------------------------

July 23, 1998

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